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                                                                  EXHIBIT 10.15

                               RETAINER AGREEMENT

DATE:                                                                      1999


PARTIES:

1. HUGO INTERNATIONAL LIMITED whose registered office is at 122A Nelson Road Whitton Twickenham Middlesex TW2 7AY ('the Company')

2. ANDREW ROBERT TEMPLE of 77 Park Road Chandlers Ford Hampshire SO53 2EL ('Mr Temple')

RECITALS

(A) Mr Temple has certain skills and abilities and knowledge of the Company's business which may be useful to the Company from time to time.

(B) Mr Temple is willing to provide advice to the Company as set out below.

OPERATIVE PROVISIONS:

1.  CONSULTANCY SERVICES

1.1 The Company RETAINS Mr Temple to provide advice and assistance to the Company relating to its business and Mr Temple AGREES to provide such advice and assistance upon the terms and conditions set out below.

2.  DURATION

2.1 This Agreement shall commence on 16th March 1999 and shall continue for a
    fixed period of 42 months terminating on the     day of      2002.

3.  Mr Temple's service

3.1 Mr Temple is retained on a non-exclusive 'when-needed' basis to provide general advice and assistance to the Company regarding the operation of its business in areas of sales and marketing planning strategies and assisting in recruitment and training of personnel

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    at such times and at such locations as the Company and Mr Temple shall agree from time to time. The Company agrees that such assistance shall not exceed 20 hours in any month or involve an unreasonable amount of time and will be subject in any event to Mr Temple's other work commitments and obligations.

3.2 Mr Temple shall provide his services with reasonable care and skill and to the best of his ability.

4.  RETAINER

4.1 The Company shall pay to Mr Temple a retainer of Pound Sterling90,000.00 (such fee to be exclusive of Value Added Tax if applicable) payable monthly at the rate of Pound Sterling2,500.00 per month upon Mr. Temple rendering an invoice commencing on 16th June 1999 and in addition the Company shall pay Mr Temple for any out of pocket expenses agreed between them.

4.2 Notwithstanding any dispute between the Company and Mr Temple regarding any aspect of this Agreement or in connection with any other contractual arrangement between them the Retainer shall be paid to Mr Temple in full and without deduction or set off.

5.  CONFIDENTIAL INFORMATION

5.1 Mr Temple agrees to treat as secret and confidential and not at any time for any reason disclose or permit to be disclosed to any person or otherwise make use of or permit to be made use of any unpublished information relating to the Company's technology or other know-how business plans or finances or any such information relating to a subsidiary supplier customer or client of the Company where the information was received during the period of this Agreement and upon termination of this Agreement for whatever reason Mr Temple shall deliver up to the Company all working papers computer disks and tapes or other material and copies provided to or prepared by him pursuant either to this Agreement or to any previous obligation owed to the Company.


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6.  STATUS AND TAX LIABILITIES

6.1 It is agreed that Mr Temple shall be responsible for all income tax liabilities and National Insurance or similar contributions in respect of the Retainer.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first before written


SIGNED                                       SIGNED
      ---------------------------------             ----------------------------
      A R Temple                                    For and on behalf of HUGO
                                                    INTERNATIONAL LIMITED